                                                               Exhibit 1

      RANDGOLD RESOURCES STARTS UNDERGROUND FEASIBILITY STUDY AT LOULO MINE

Bamako, Mali, 21 April 2004 - Randgold Resources is investigating the potential for two new underground mines at Loulo in Mali, West Africa. The feasibility study into the development of the underground mines follows the announcement by the company in February this year that it was to develop an opencast mine on the site, and the success of the deep drilling exploration programme there.

Randgold Resources GM projects Adrian Reynolds says the study will look into the feasibility of exploiting the depth extensions below the open pits at Loulo 0 and Yalea.

"A positive scoping study and recent drilling results to depths of 500 metres below surface have confirmed the strong continuity of the orebodies as well as returning very attractive values. Underground extensions would significantly extend the anticipated six-year life of the project," Reynolds said.

SRK Consulting will complete the underground prefeasibility study on both the
Loulo 0 and Yalea orebodies by July this year and if positive this will lead to the completion of the full feasibility study by year-end. The optimum open pit to underground interface will also be established.

Chief executive Dr Mark Bristow said Randgold Resources' growth strategy was based on consistent investment in the creation of organic growth opportunities through aggressive exploration programmes such as the one that had progressed
Loulo to the point of developing the open pit operation. Randgold Resources'
previous major discovery, the Morila mine, is also in Mali. It went into production in October 2000 and has been rated as one of the largest and lowest-cost gold mines in the world. Without the underground extensions, the
US$80 million Loulo open pit operation will already be the fourth significant new gold mine established in Mali in the last 10 years.

The Loulo open pit operation is scheduled to go into production in July 2005 and is expected to average above 200 000 ounces of gold per year over a six-year period, with a throughput of 180 000 tons per month and an estimated average head grade of 3.7g/t. Work on the mine is already underway.

RANDGOLD RESOURCES ENQUIRIES:

Chief Executive
Dr Mark Bristow
+44 779 775 2288

Financial Director
Roger Williams
+44 779 771 9660

Investor & Media Relations
Kathy du Plessis
+27 11 728 4701
Cell: +27 (0) 83 266 5847
randgoldresources@dpapr.com

BACKGROUND ON RANDGOLD RESOURCES:
Randgold Resources (LSE:RRS) (Nasdaq:GOLD) is an international gold mining and exploration business focused in Africa, incorporated in the Channel Islands in
1995 and listed on the London Stock Exchange in 1997 and Nasdaq in 2002.

On 22 September 2003, Randgold Resources was accepted as a member of the FTSE
250 Index.

It has to date discovered the 7 million ounce Morila deposit in southern Mali, the plus 2 million ounce Yalea deposit in western Mali and the 3 million ounce
Tongon deposit in Cote d'Ivoire.

The Company successfully developed the Morila deposit into one of the world's largest and highest-margin gold mines, which since it commenced production in
October 2000 has produced just over 2.5 million ounces at a total cash cost of approximately US$90 per ounce. The Company has commenced the development of a new mine at Loulo, with the open-pit operation scheduled to commence in July
2005. Feasibility study work on the underground potential to extend the life of the operation is continuing.

Randgold Resources has a prefeasibility project at Tongon in Cote d'Ivoire and a portfolio of prospective exploration projects in Mali, Cote d'Ivoire, Senegal and Tanzania.

Full information on the company is available on the website at
www.randgoldresources.com

DISCLAIMER:
Statements made in this document with respect to Randgold Resources' current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of
Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold
Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at
Morila, the development of Loulo, estimates of reserves and mine life and liabilities arising from the closure of Syama. Randgold Resources assumes no obligation to update information in this release. For a discussion on such risk factors, refer to the annual report on Form 20/F for the year ended 31 December
2002, which was filed with the Securities Exchange Commission on 27 June 2003.